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                                                                    EXHIBIT 12

                        WAVETEK WANDEL GOLTERMANN, INC.

        SCHEDULE RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)

                                                                         YEARS ENDED SEPTEMBER 30,
                                                           1999       1998        1997       1996       1995
Income (loss) before provision for income taxes and
minority interest in income (loss)..................... $(11,078)   $(25,822)   $ 14,605   $  6,380   $(16,743)
Interest expense.......................................   20,965       7,629       8,509      9,340     10,591
Interest portion of rental expense.....................    2,924       1,948       1,457      1,280      2,997
                                                        --------    --------    --------   --------   --------
      Earnings                                          $ 12,811    $(16,245)   $ 24,571   $ 17,000   $ (3,155)
                                                        ========    ========    ========   ========   ========

Interest expense....................................... $ 20,965    $  7,629    $  8,509   $  9,340   $ 10,591
Interest portion of rental expense.....................    2,924       1,948       1,457      1,280      2,997
                                                        --------    --------    --------   --------   --------
Fixed charges.......................................... $ 23,889    $  9,577    $  9,966   $ 10,620   $ 13,588
                                                        ========    ========    ========   ========   ========


Ratio of Earnings to Fixed Charges                          0.5x      (1.7)x        2.5x       1.6x     (0.2)x
                                                        ========    ========    ========   ========   ========
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